EXHIBIT 99.1

May 4, 2015

Virtu Financial, Inc. Appoints John D. Nixon to Board of Directors

NEW YORK, May 4, 2015 (GLOBE NEWSWIRE) -- Virtu Financial, Inc. (Nasdaq:VIRT), a global technology enabled market maker, today announced that it has appointed John D. Nixon to its Board of Directors effective immediately.

Mr. Nixon until recently was the Group Executive Director for Americas at ICAP (US) LLC, a position he held since May 2008. He served as a non-executive director of ICAP from 1998 to 2002.  Mr. Nixon has more than 30 years international experience in the financial markets and has been responsible for business divisions and strategic acquisitions.

Vinnie Viola, Virtu's Executive Chairman of the Board, said: "John is a recognized leader in the financial services industry with extensive experience in building businesses, corporate strategy and market structure.   I have known John during his successful career at ICAP and always relied on his integrity and judgment.   We look forward to benefitting from his insights on the Board as well as his deep and long term relationships."

Mr. Nixon added: "Having known Vinnie for over twenty years, I am pleased to join him, Doug Cifu and the rest of the directors during this exciting time in the evolution of market structure.   As one of the world's leading technology enabled market makers, Virtu provides a vital service to the global markets. I look forward to collaborating with the talented individuals at Virtu and helping drive Virtu's strategy for the future."

About Virtu Financial, Inc.

Virtu is a leading technology-enabled market maker and liquidity provider to the global financial markets. We stand ready, at any time, to buy or sell a broad range of securities and other financial instruments, and we generate revenue by buying and selling securities and other financial instruments and earning small amounts of money on individual transactions based on the difference between what buyers are willing to pay and what sellers are willing to accept, which we refer to as "bid/ask spreads," across a large volume of transactions. We make markets by providing quotations to buyers and sellers in more than 11,000 securities and other financial instruments on more than 225 unique exchanges, markets and liquidity pools in 34 countries around the world. We believe that our broad diversification, in combination with our proprietary technology platform and low-cost structure, enables us to facilitate risk transfer between global capital markets participants by supplying liquidity and competitive pricing while at the same time earning attractive margins and returns.

CONTACT:	Investor Relations Andrew Smith Virtu Financial LLC (212) 418-0195 investor_relations@virtu.com Media Relations Alan Sobba Virtu Financial LLC (202) 256-3001 asobba@virtu.com